UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 8, 2016 (September 1, 2016)

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously announced, on March 14, 2016, the Board of Directors (the “Board”) of Quanta Services, Inc. (the “Company”) named Earl C. (Duke) Austin, Jr. president and chief executive officer of the Company. In connection with Mr. Austin’s new roles and responsibilities, the Compensation Committee of the Board approved and the Company entered into a new Employment Agreement with Mr. Austin on September 1, 2016, but effective as of March 14, 2016 (the “Agreement”). The Agreement supersedes the existing employment agreement between the Company and Mr. Austin.

The Agreement has an initial term of two years from the effective date that will subsequently renew automatically for successive one-year terms unless the Company or Mr. Austin provides at least six months prior written notice of non-renewal. Pursuant to the Agreement, among other things, Mr. Austin will receive an annual base salary of $1,000,000, subject to review by the Board on no less than an annual basis, and is entitled to participate in the Company’s annual incentive bonus plans. Mr. Austin is also entitled to participate in the Company’s annual incentive, savings and retirement programs generally applicable to other similarly situated officers, receive coverage for himself and his dependents under the Company’s welfare benefit programs generally applicable to other similarly situated officers, and receive reimbursement of certain expenses incurred during his employment.

The Agreement terminates upon Mr. Austin’s termination of employment due to (i) death, (ii) disability, (iii) “cause” (as defined in the Agreement), (iv) “good reason” (as defined in the Agreement), or (v) circumstances without cause. If, during the term of the Agreement, Mr. Austin’s employment is terminated due to death six months or more after the beginning of an annual incentive bonus year, his estate will receive a pro-rated bonus based on actual performance results. If, during the term of the Agreement, Mr. Austin’s employment is terminated due to disability, subject to execution of a waiver and release agreement, Mr. Austin will be entitled to (i) a lump-sum payment equal to one year of his annual base salary and (ii) a pro-rated annual cash bonus based on actual performance results if the disability occurs more than six months after the beginning of an annual incentive bonus year. If, during the term of the Agreement, Mr. Austin’s employment is terminated by the Company without cause or by Mr. Austin with good reason (other than within 12 months following a “change in control” (as defined in the Agreement)), subject to execution of a waiver and release agreement, Mr. Austin will be entitled to (i) a lump-sum payment equal to two years of his annual base salary and (ii) his annual cash bonus based on actual performance results if such termination occurs more than six months after the beginning of an annual incentive bonus year. No severance is payable upon the termination of employment for cause or a voluntary termination by Mr. Austin without good reason.

If, during the term of the Agreement and within twelve months following a change in control, the Company terminates Mr. Austin’s employment without cause, Mr. Austin resigns from employment at the end of the term after receipt of a notice of non-renewal of the Agreement from the Company, or Mr. Austin terminates his employment for “change in control good reason” (as defined in the Agreement), Mr. Austin will be entitled to (i) a lump-sum payment equal to three times the sum of (a) his annual base salary and (b) the higher of (1) the highest annual cash bonus paid (or earned, if not yet paid) to him under the Company’s annual incentive plan for the past three fiscal years or (2) his target annual cash bonus payable for the current fiscal year (or if such target bonus has not yet been determined, for the most recently completed fiscal year), (ii) his annual cash bonus based on target performance results if such termination occurs more than six months after the beginning of an annual incentive bonus year, and (iii) continued medical, dental and vision benefits for Mr. Austin and his dependents for three years after termination.

The Agreement contains customary covenants, including a non-competition covenant restricting the ability of Mr. Austin to compete with the Company during the term of his employment and for a period of two years thereafter, a non-solicitation covenant prohibiting solicitation of customers and employees for the same period, and non-disparagement and confidentiality covenants. However, if the Company notifies Mr. Austin that the Company will not renew the Agreement and Mr. Austin remains employed through the end of the employment term, the covenants restricting competition and solicitation of customers and employees apply for a period of one year following the notice of non-renewal.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is included as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1*	Employment Agreement dated September 1, 2016, effective as of March 14, 2016, by and between Quanta Services, Inc. and Earl C. Austin, Jr.

*	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2016	QUANTA SERVICES, INC.

	By:	/s/ Carolyn M. Campbell
		Name:	Carolyn M. Campbell
		Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1*	Employment Agreement dated September 1, 2016, effective as of March 14, 2016, by and between Quanta Services, Inc. and Earl C. Austin, Jr.

*	Management contract or compensatory plan or arrangement